Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

PLACER SIERRA BANCSHARES REPORTS STRONG LOAN AND DEPOSIT GROWTH

FOR THE THIRD QUARTER OF 2004

Sacramento, California – October 27, 2004 - Placer Sierra Bancshares (NASDAQ: PLSB) today announced financial results for the third quarter ended September 30, 2004.

Net income for the three months ended September 30, 2004, was $3.9 million, or $0.27 per diluted share, which compares with net income of $4.2 million, or $0.31 per diluted share, for the three months ended September 30, 2003.

The Company’s financial results for the third quarter of 2004 were significantly impacted by a liquidity strategy put in place to facilitate the acquisition of First Financial Bancorp, as well as to restructure the securities portfolio added from the Bank of Orange County acquisition. Throughout the third quarter, the Company maintained $50 million of liquidity to fund its all cash purchase of First Financial Bancorp, which is scheduled to close in the fourth quarter of 2004. In addition, significant liquidity was added as a result of the liquidation of $72 million of long-term securities held by Bank of Orange County prior to its acquisition by the Company, which was not reinvested during the third quarter due to the uncertain direction of the Treasury market.

The Company calculates that earnings for the third quarter of 2004 were negatively impacted by approximately $0.03 per diluted share as a result of retaining approximately $103 million of excess liquidity in federal fund sold. The Company anticipates continuing to maintain a high level of liquidity through the close of the acquisition of First Financial Bancorp and may continue to delay investing additional liquidity in excess of daily requirements until the direction of interest rates becomes more clear. Overall, the Company anticipates that the First Financial Bancorp acquisition, when fully integrated in 2005, will be accretive to earnings by approximately $0.30 per share or greater on an annual basis.

“Economic conditions in our markets remain very healthy, and we continued to generate robust loan and deposit growth during the third quarter,” said Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares. “During the quarter, our total loans and deposits increased at annualized rates of 19% and 16%, respectively. Additionally, our credit quality remains exceptionally strong, which reflects the disciplined underwriting criteria we are maintaining during this period of significant growth.

“Importantly, we took a major step in our expansion efforts during the quarter with the acquisition of First Financial Bancorp. While being a highly accretive acquisition, this transaction also increases our presence in the fast growing markets south of Sacramento, and positions us for continued expansion in the attractive markets along the Highway 99 corridor,” said Mr. Bachli.

YEAR-TO-DATE FINANCIAL HIGHLIGHTS

Net income for the nine months ended September 30, 2004, was $8.5 million, or $0.60 per diluted share. This compares to net income of $10.9 million, or $0.81 per diluted share, for the nine months ended September 30, 2003.

Operating earnings for the nine months ended September 30, 2004 totaled $12.3 million, or $0.87 per diluted share, which is a $1.4 million, or a 12.6% increase over operating earnings for the nine months ended September 30, 2003, which totaled $10.9 million, or $0.81 per diluted share.

The reconciliation of net income to operating earnings for the nine months ended September 30, 2004, includes two significant items:

•	Merger expenses of $2.3 million ($1.6 million after tax) associated with the acquisition by Placer Sierra Bancshares of Southland Capital Co. and its subsidiary Bank of Orange County incurred during the second and third quarters of 2004; and

•	A $3.8 million ($2.2 million after tax) loss from restructuring of Bank of Orange County’s investment securities portfolio in preparation for the merger of the banks and in contemplation of aligning their interest rate risk and liquidity profiles in the quarter ended June 30, 2004.

The following table provides a reconciliation of net income to operating earnings (in thousands, except per share amounts):

	Nine Months Ended September 30,		Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended September 30,
	2004	2003	2004	2004	2003
Net income	$8,538	$10,924	$3,887	$471	$4,189
Acquisition related:
Merger expenses, net of tax effect	1,550	—	109	1,441	—
Investment security restructuring loss, net of tax effect	2,210	—	—	2,210	—

Operating earnings	$12,298	$10,924	$3,996	$4,122	$4,189

Earnings per share - basic	$0.61	$0.81	$0.27	$0.03	$0.31
Earnings per share - diluted	$0.60	$0.81	$0.27	$0.03	$0.31
Return on average assets	0.80%	1.04%	1.05%	0.14%	1.16%
Return on average shareholders’ equity	6.65%	9.32%	8.75%	1.11%	10.51%
Efficiency ratio	73.68%	67.14%	66.13%	94.60%	64.02%

Operating earnings per share - basic	$0.88	$0.81	$0.28	$0.30	$0.31
Operating earnings per share - diluted	$0.87	$0.81	$0.27	$0.29	$0.31
Operating return on average assets	1.16%	1.04%	1.08%	1.18%	1.16%
Operating return on average shareholders’ equity	9.58%	9.32%	9.00%	9.72%	10.51%
Operating efficiency ratio	64.65%	67.14%	65.18%	64.05%	64.02%

THIRD QUARTER EARNINGS HIGHLIGHTS

Net interest income for the third quarter of 2004 was $15.4 million, an increase of 5.3% over net interest income of $14.6 million in the same period of 2003. The increase in net interest income reflects the loan growth over the past year, partially offset by a decrease in income from the securities portfolio.

The Company’s acquisition related liquidity strategy resulted in the Company’s net interest margin declining to 4.79% in the third quarter of 2004 from 4.96% in the second quarter of 2004. Excluding the impact of this acquisition-related strategy, management estimates that the Company’s net interest margin for the third quarter would have been approximately 4.95%.

Total non-interest income for the third quarter totaled $3.2 million, compared with $4.1 million for the third quarter of 2004. The decline in total non-interest income is primarily attributable to a decrease in service charges and fees on deposit accounts resulting from the sale of five branches in the fourth quarter of 2003, as well as a decrease in gain on sales of investment securities. Service charges and fees on deposits declined slightly in the third quarter as compared to the second quarter of 2004 as a result of an increase in earnings credits on business accounts associated with an increase in short-term interest rates during the quarter.

Core non-interest income, which excludes non-recurring gains/losses on the sale of loans and investment securities, was $3.2 million in the third quarter of 2004, compared to $3.5 million in the same period of the prior year.

Total non-interest expense for the third quarter of 2004 was $12.2 million, compared with $12.0 million for the third quarter of 2003. The third quarter of 2004 includes merger-related expenses of $177,000, a loss from a $120,000 check kiting fraud and the write-down by $149,000 of the Company’s only OREO property. Salaries and benefits in the third quarter of 2004 declined slightly from the second quarter of 2004 principally as a result of savings from the consolidation of Bank of Orange County. However, salaries and benefits in the third quarter of 2004 increased from the third quarter of 2003 due to investments made in personnel required to support the growth of the Bank in light of the acquisitions of Bank of Orange County and First Financial Bancorp.

Non-interest expense during the third quarter did not reflect savings from the July 23, 2004, merger of Bank of Orange County with and into Placer Sierra Bank. The Company will continue the integration process of Bank of Orange County during the fourth quarter of 2004, and anticipates that cost savings resulting from this consolidation will be fully realized by the beginning of 2005. Combined with the expected increase in revenue, the Company believes this will contribute to consistent improvement in its operating efficiency in future quarters.

BALANCE SHEET

As of September 30, 2004 total assets were $1.50 billion, an increase of 17.0% on an annualized basis over total assets of $1.44 billion at June 30, 2004.

Total loans and leases held for investment were $1.05 billion at September 30, 2004, an increase of 18.6% on an annualized basis from the $1.00 billion at June 30, 2004. The increase in loans and leases is primarily attributable to strong growth in the real estate construction and commercial real estate portfolios.

Total deposits were $1.25 billion at September 30, 2004, an increase of 16.2% on an annualized basis from the $1.20 billion at June 30, 2004. Within the increase in total deposits was a 19.4% annualized increase in non-interest bearing deposits. The increase in non-interest bearing deposits is primarily attributable to aggressive new business development efforts that have attracted new transaction deposit accounts.

	Increase from June 30, 2004 to September 30, 2004		Increase from December 31, 2003 to September 30, 2004
	Amount (in thousands)	Percent (annualized)	Amount (in thousands)	Percent (annualized)
Loans and leases held for investment	$46,997	18.62%	$98,201	13.77%
Core deposits	$34,859	14.65%	$68,092	9.96%
Total deposits	$48,851	16.19%	$111,794	13.13%

Total shareholders’ equity was $185.1 million at September 30, 2004, compared with $169.8 million at June 30, 2004.

Average assets for the third quarter of 2004 were $1.47 billion, an increase of $37.4 million over the third quarter 2003 average and an increase of $72.9 million over the second quarter 2004 average. The 2003 balance includes approximately $50 million in assets and liabilities held in five branches that were sold during the fourth quarter of 2003.

Average federal funds sold increased by $60.9 million to $118.1 million during the third quarter from $57.2 million in the second quarter. The Company has targeted average federal funds sold of $15 million as being adequate to cover its day-to day liquidity needs. The approximate $103 million of average federal funds sold during the quarter above the Company’s targeted level of $15 million represents funds set aside for the Company’s acquisition related liquidity strategy.

CREDIT QUALITY

Growth in the Company’s loan portfolio was strong during the period. Generally, the Company would provide additional reserves for such growth, however, as the Company’s overall credit quality continued to improve during the third quarter, management determined that the allowance for loan and lease losses was adequate without adding to the allowance for loan and leases losses during the quarter. Accordingly, no provision for loan and lease losses was recorded during the third quarter of 2004.

Nonperforming assets decreased to $2.9 million at September 30, 2004 from $4.4 million at June 30, 2004. The ratio of nonperforming assets to total assets decreased to 0.19% at September 30, 2004 from 0.30% at June 30, 2004. This decrease is the result of the write-down of OREO in the third quarter of 2004 and a decrease in internally classified loans and leases. This improvement combined with third quarter loan and lease loss recoveries resulted in no provision for loan and lease losses for the three months ended September 30, 2004, as compared to $40,000 for the three months ended June 30, 2004.

Annualized net charge-offs as a percentage of average loans and leases held for investment were 0.15% for the first nine months of 2004 versus net recoveries of 0.10% for the year ended December 31, 2003. The allowance for loan and lease losses totaled $12.8 million at September 30, 2004 and represents 1.21% of loans and leases held for investment, net of deferred fees and costs, and 580.35% of nonperforming loans and leases as of that date.

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at September 30, 2004 are as follows:

Leverage Ratio
Placer Sierra Bancshares	10.24%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	13.20%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	14.45%
Minimum regulatory requirement	8.0%

OUTLOOK

For the fourth quarter of 2004, the Company expects fully diluted earnings per share to range from $0.27 to $0.29. The Company anticipates that earnings per share will continue to be negatively impacted by the excess liquidity being maintained on the balance sheet until the close of the First Financial Bancorp acquisition.

Commenting on the longer range outlook for Placer Sierra Bancshares, Mr. Bachli said, “We expect to continue growing loans and deposits at the current rate for the foreseeable future. We also expect to see an improvement in our operating efficiency ratio going forward, resulting from our revenue growth and the cost savings initiatives in our Bank of Orange County operations. Finally, we expect to begin seeing meaningful expansion in our net interest margin when yields increase in the short- and intermediate-term treasury market. This will result in the interest rates on many of our commercial real estate loans beginning to increase from the floors that they have hit, and will have a positive impact on our net interest income.”

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a California-based bank holding company for Placer Sierra Bank, a California state-chartered commercial bank. Through its 23 Northern California branches, Placer Sierra Bank serves a five county area including Placer, Sacramento and El Dorado counties, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of Sierra and Nevada. Through its nine Southern California branches, Placer Sierra Bank serves both Los Angeles and Orange counties. Placer Sierra Bank provides its customers the resources of a large financial institution together with the resourcefulness and superior customer service of a community bank. Placer Sierra Bank offers a broad array of deposit products and services for both commercial and consumer customers, including electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking and focus on generating low cost deposits. In addition, Placer Sierra Bank provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties. Placer Sierra Bancshares cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. All statements other than statements of historical fact are forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market area in which Placer Sierra does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect Placer Sierra’s business; changes that may occur in the securities markets; and other risks that are described in Placer Sierra’s Securities and Exchange Commission filings. If any of these uncertainties materializes or any of these assumptions proves incorrect, Placer Sierra’s results could differ materially from Placer Sierra’s expectations as set forth in these statements. Placer Sierra assumes no obligation to update such forward-looking statements.

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UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(In thousands, except share and per share data)
Assets:
Cash and due from banks	$68,711	$55,776
Federal funds sold	171,243	32,729
Investment securities available-for-sale	72,006	219,302
Federal Reserve Bank and Federal Home Loan Bank stock	9,343	7,286
Loans held for sale	—	67
Loans and leases held for investment, net of allowance for loan and lease losses of $12,762 in 2004 and $13,343 in 2003.	1,038,237	939,455
Premises and equipment, net	18,782	20,055
Cash surrender value of life insurance	27,686	26,834
Other real estate	657	805
Goodwill	72,731	72,639
Other intangible assets	7,299	8,760
Other assets	11,568	13,238

Total assets	$1,498,263	$1,396,946

Liabilities and shareholders’ equity:
Liabilities:
Noninterest-bearing deposits	$424,465	$378,611
Interest-bearing deposits	824,489	758,549

Total deposits	1,248,954	1,137,160

Short-term borrowings	13,248	41,221
Accrued interest payable and other liabilities	12,809	15,525
Junior subordinated deferrable interest debentures	38,146	38,146

Total liabilities	1,313,157	1,232,052

Shareholders’ equity:
Common stock	154,822	142,777
Retained earnings	29,587	21,049
Accumulated other comprehensive income	697	1,068

Total shareholders’ equity	185,106	164,894

Total liabilities and shareholders’ equity	$1,498,263	$1,396,946

Shares outstanding	14,667,142	13,683,493

Book value per share	$12.62	$12.05

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(In thousands, except share and per share data)
Interest income:
Interest and fees on loans and leases held for investment	$15,780	$14,332	$45,779	$43,429
Interest on loans held for sale	6	23	9	192
Interest and dividends on investment securities Taxable	1,497	2,141	5,499	6,055
Tax-exempt	130	136	394	408
Interest on federal funds sold	388	308	586	951

Total interest income	17,801	16,940	52,267	51,035

Interest expense:
Interest on deposits	1,930	1,886	5,069	6,749
Interest on short-term borrowings	25	24	142	70
Interest on junior subordinated deferrable interest debentures	490	441	1,382	1,320

Total interest expense	2,445	2,351	6,593	8,139

Net interest income	15,356	14,589	45,674	42,896
Provision for (credit to) the allowance for loan and lease losses	—	(146)	560	(216)

Net interest income after provision for (credit to) the allowance for loan and lease losses	15,356	14,735	45,114	43,112

Non-interest income:
Service charges and fees on deposit accounts	1,531	1,776	4,710	5,215
Referral and other loan-related fees	808	653	2,132	1,441
Loan servicing income	71	98	242	301
Gain on sale of loans, net	3	118	179	563
Commissions on sales of investments products	125	154	497	498
Gain (loss) on sale of investment securities available-for sale, net	1	433	(3,335)	740
Increase in cash surrender value of life insurance	291	311	918	948
Other	334	542	1,999	1,086

Total non-interest income	3,164	4,085	7,342	10,792

Non-interest expense:
Salaries and employee benefits	6,125	5,651	18,789	17,009
Occupancy and equipment	1,747	1,874	5,169	5,458
Merger	177	—	2,319	—
Other	4,199	4,430	12,784	13,578

Total non-interest expense	12,248	11,955	39,061	36,045

Income before income taxes	6,272	6,865	13,395	17,859
Provision for income taxes	2,385	2,676	4,857	6,935

Net income	$3,887	$4,189	$8,538	$10,924

Per share information:
Weighted average shares outstanding:
Basic	14,213,762	13,579,318	13,900,004	13,494,613
Diluted	14,544,549	13,579,318	14,143,456	13,494,613
Earnings per share:
Basic	$0.27	$0.31	$0.61	$0.81
Diluted	$0.27	$0.31	$0.60	$0.81

UNAUDITED AVERAGE BALANCE SHEETS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(Dollars in thousands)
Average assets:
Loans and leases held for investment	$1,022,290	$880,733	$991,294	$866,690
Loans held for sale	536	1,684	267	4,475
Investment securities	125,257	204,270	153,827	200,100
Federal funds sold	118,066	140,467	70,052	124,358
Interest-bearing deposits with other banks	125	—	42	44
Other earning assets	9,317	7,249	8,633	7,282

Average earning assets	1,275,591	1,234,403	1,224,115	1,202,949
Other assets	198,072	201,818	194,752	203,214

Average total assets	$1,473,663	$1,436,221	$1,418,867	$1,406,163

Average liabilities and shareholders’ equity:
Average liabilities:
Noninterest-bearing deposits	$423,639	$400,042	$395,235	$378,037
Interest-bearing deposits	806,998	817,197	777,459	806,709

Average deposits	1,230,637	1,217,239	1,172,694	1,184,746

Other interest-bearing liabilities	52,842	50,234	59,926	49,127
Other liabilities	13,503	10,568	14,766	15,509

Average liabilities	1,296,982	1,278,041	1,247,386	1,249,382
Average equity	176,681	158,180	171,481	156,781

Average liabilities and shareholders’ equity	$1,473,663	$1,436,221	$1,418,867	$1,406,163

Yield analysis:
Average earning assets	$1,275,591	$1,234,403	$1,224,115	$1,202,949
Yield	5.55%	5.44%	5.70%	5.67%
Average interest-bearing deposits	$806,998	$817,197	$777,459	$806,709
Cost	0.95%	0.92%	0.87%	1.12%
Average deposits	$1,230,637	$1,217,239	$1,172,694	$1,184,746
Cost	0.62%	0.61%	0.58%	0.76%
Average interest-bearing liabilities	$859,840	$867,431	$837,385	$855,836
Cost	1.13%	1.08%	1.05%	1.27%

Interest spread	4.42%	4.36%	4.65%	4.40%
Net interest margin	4.79%	4.69%	4.98%	4.77%

UNAUDITED CREDIT QUALITY MEASURES

	Nine Months Ended 9/30/04	Six Months Ended 6/30/04	Three Months Ended 3/31/04	Year Ended 12/31/03	Nine Months Ended 9/30/03
Non-performing loans and leases to total loans and leases held for investment	0.21%	0.35%	0.17%	0.31%	0.15%
Non-performing assets to total assets	0.19%	0.30%	0.18%	0.27%	0.15%
Allowance for loan and lease losses to total loans and leases held for investment	1.21%	1.31%	1.32%	1.40%	1.46%
Allowance for loan and lease losses to non-performing loans and leases	580.35%	370.71%	788.00%	447.60%	943.25%
Allowance for loan and lease losses to non-performing assets	446.85%	302.20%	526.95%	352.43%	597.63%
Net charge-offs/(recoveries) to average loans and leases held for investment	0.15%	0.15%	0.44%	(0.10)%	(0.14)%

UNAUDITED LOAN INFORMATION

($in thousands)

	Balance 09/30/04	Balance 06/30/04	Balance 03/31/04	Balance 12/31/03

		(Dollars in thousands)
Loans and leases held for investment

Real estate - mortgage	$735,971	$725,974	$690,425	$665,738
Real estate - construct ion	153,552	125,943	115,986	116,052
Commercial	127,342	118,388	126,600	132,979
Consumer	10,688	10,363	10,692	11,086
Leases receivable and other	24,914	24,480	25,935	27,571

Total gross loans and leas es held for investment	1,052,467	1,005,148	969,638	953,426
Less: allowance for loan and lease losses	(12,762)	(13,164)	(12,805)	(13,343)
Deferred loan and lease fees, net	(1,468)	(1,146)	(1,057)	(628)

Total net loans and leas es held for investment	$1,038,237	$990,838	$955,776	$939,455

Loans held for sale, at cost, which approximates market	$—	$181	$555	$67

Total loans and leases held for investment, net of fees and costs	$1,050,999	$1,004,002	$968,581	$952,798
Percent of gross loans and leases held for investment
Real estate - mortgage	69.9%	72.2%	71.2%	69.8%
Real estate - construct ion	14.6%	12.5%	12.0%	12.2%
Commercial	12.1%	11.8%	13.1%	13.9%
Consumer	1.0%	1.0%	1.1%	1.2%
Leases receivable and other	2.4%	2.5%	2.6%	2.9%

	100.0%	100.0%	100.0%	100.0%

UNAUDITED DEPOSIT INFORMATION

($ in thousands)

	At September 30, 2004		At December 31, 2003
	Amount	% of Deposits	Amount	% of Deposits
Non-interest bearing deposits	$424,465	33.99%	$378,611	33.29%
Interest-bearing deposits:
Interest-bearing demand	191,129	15.30%	192,426	16.90%
Money market	229,738	18.39%	212,632	18.70%
Savings	135,974	10.89%	129,545	11.40%
Time, under $100,000	155,403	12.44%	140,796	12.41%
Time, $100,000 or more	112,245	8.99%	83,150	7.30%

Total interest bearing deposits	824,489	66.01%	758,549	66.71%

Total deposits	$1,248,954	100.00%	$1,137,160	100.00%

Core Deposits	$981,306		$913,214